UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2026

CIPHER DIGITAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39625	85-1614529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Vanderbilt Avenue

Floor 54

New York, New York 10017

(Address of principal executive offices) (Zip Code)

(332) 262-2300 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	CIFR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 23, 2026 (the “Closing Date”), Cipher Digital Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) as borrower, the lenders and issuing banks party thereto (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”), collateral agent, lead left arranger, bookrunner and structuring agent, and Banco Santander, S.A., New York Branch, Goldman Sachs Lending Partners LLC, JPMorgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation and Wells Fargo Securities, LLC, as joint lead arrangers, joint bookrunners, co-syndication agents and documentation agents. Terms used herein and not otherwise defined herein have the meanings given to them in the Credit Agreement.

The Credit Agreement provides for a $200,000,000 revolving credit facility (the “Revolving Credit Facility”), including a $50,000,000 letter of credit sublimit. Revolving loans under the Revolving Credit Facility may be borrowed, repaid and reborrowed and letters of credit may be issued from time to time until the fourth anniversary of the Closing Date (the “Maturity Date”), subject to a springing maturity 91 days prior to the maturity date of the Company’s 1.750% Convertible Senior Notes due 2030, if then outstanding. Prior to the Stabilization Date (as defined in the Credit Agreement), availability under the Revolving Credit Facility is capped at $50,000,000. The proceeds of borrowings under the Revolving Credit Facility may be used for working capital and general corporate and other lawful purposes. Letters of Credit may be issued for general corporate purposes of the Company and its subsidiaries. As of the Closing Date, no amounts were outstanding under the Revolving Credit Facility.

Borrowings under the Revolving Credit Facility bear interest, at the Company’s option, at (i) a per annum rate equal to Adjusted Term SOFR (subject to a 0.00% floor) plus an applicable margin ranging from 1.250% to 1.750%, or (ii) an alternate base rate plus an applicable margin ranging from 0.250% to 0.750%, in each case by reference to the Company’s Consolidated Total Debt to Market Capitalization Ratio (as defined in the Credit Agreement). Until the delivery of the compliance certificate for the fiscal quarter ending September 30, 2026, the applicable margin will be 1.750% per annum for Term SOFR loans and 0.750% per annum for ABR loans.

The obligations under the Credit Agreement are guaranteed by each of the Company’s restricted subsidiaries, that is or becomes a loan party (other than certain excluded subsidiaries and immaterial subsidiaries). The obligations under the Credit Agreement and the guarantees are secured by a first-priority lien on substantially all of the assets of the Company and certain equity interests owned by the guarantors, subject to certain exclusions.

The Credit Agreement requires the Company to maintain minimum Liquidity as of the last day of each fiscal quarter of not less than (i) $100,000,000, prior to the commencement of cash flows of either the Barber Lake facility or the Black Pearl facility, (ii) $150,000,000, after the commencement of cash flow of one but not both of the Barber Lake facility and the Black Pearl facility, and (iii) $200,000,000, after the commencement of cash flows for both the Barber Lake facility and the Black Pearl facility. In addition, as a condition to each borrowing under the Revolving Credit Facility, the Company is required to be in compliance with a minimum Market Capitalization of not less than $3,000,000,000. The Credit Agreement also contains an equity cure right with respect to the minimum Liquidity covenant.

The Credit Agreement contains customary representations, warranties, affirmative and negative covenants, including, among other things, covenants that restrict the ability of the Company and its restricted subsidiaries to incur additional indebtedness, grant liens, make investments, make restricted payments, consummate asset sales, enter into transactions with affiliates and engage in mergers and fundamental changes, in each case subject to customary exceptions and qualifications. The Credit Agreement also permits the Company to obtain incremental revolving commitments or term loan commitments in an aggregate amount of up to $50,000,000, plus the amount of any voluntary commitment reductions and prepayments, subject to the satisfaction of certain conditions.

The Credit Agreement contains customary events of default, including, among others, nonpayment of principal or interest, breach of representations or covenants, cross-default and cross-acceleration to material indebtedness, certain bankruptcy or insolvency events, material judgments, certain ERISA events, invalidity of security interests or guarantees, and a change of control.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of March 23, 2026, among Cipher Digital Inc., as borrower, the lenders party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2026	CIPHER DIGITAL INC.

	By:	/s/ Tyler Page
	Name:	Tyler Page
	Title:	Chief Executive Officer